Exhibit 99.1

EPIX Contact Information

Peyton Marshall, Chief Financial Officer

Sydney Barrett, Investor Relations Manager

Phone (617) 250-6012

FOR IMMEDIATE  RELEASE

December 16, 2003

EPIX SUBMITS MS-325 NEW DRUG APPLICATION TO FDA

- Seeks First U.S. Approval for Magnetic Resonance Angiography Indication -

Cambridge, MA, December 16, 2003 EPIX Medical, Inc. (NASDAQ: EPIX), a developer of specialty pharmaceuticals for magnetic resonance imaging (MRI), today announced that it has submitted a New Drug Application (NDA) to the Food and Drug Administration (FDA) for MS-325, a contrast agent designed specifically for vascular imaging with magnetic resonance angiography (MRA).  MS-325 is being co-developed by EPIX and Schering AG, Germany (NYSE:SHR, FSE:SCH).

EPIX is the first company to seek marketing approval in any country for an MR blood pool agent, a new class of imaging agents expected to expand the clinical use of MRI by providing patients and physicians an innovative means for diagnosing vascular abnormalities.  The MS-325 NDA is the culmination of an eight-year MRA development program that was discussed with the FDA as the trials progressed.  It includes the results of 18 clinical trials, involving 1,438 subjects who received MS-325.  The MS-325 NDA is the first application for marketing approval for an MR contrast agent to be submitted to the FDA for the primary indication of MRA.

“After extensive scientific and clinical development, we are extremely pleased to announce the submission of the MS-325 NDA to the FDA for a broad vascular imaging indication outside the heart,” commented Michael D. Webb, President and CEO of EPIX.  “Currently, the standard diagnostic exam for vascular disease is invasive, catheter-based X-ray angiography.  We believe MS-325-enhanced-MRA will provide a valuable alternative to X-ray angiography.  In addition, there are a significant number of people with vascular disease who, for medical or other reasons, are unlikely to undergo an X-ray angiogram, and who might benefit from a minimally-invasive MRA exam using MS-325”.

“An estimated 62 million people in the United States have some form of cardiovascular disease, which can result in atherosclerotic plaque build-up that causes stroke, heart attack, or limb loss,” continued Webb.  “In 2002, there were 4.8 million diagnostic angiograms performed in arterial beds outside the heart, and an additional 2.7 million diagnostic angiograms of the coronary arteries.  As our population ages, cardiovascular disease is putting an increasing burden on our health care system.  We believe that MS-325 will address a large and growing medical need, and that both patients and physicians will rapidly adopt this new, less costly procedure”.

About MS-325

MS-325 binds reversibly to human serum albumin, brightening the blood for a prolonged period.  This feature may allow physicians to collect more meaningful clinical data using widely available MRI equipment to diagnose and characterize vascular disease.  MS-325-enhanced MRA is less invasive than current catheter-based X-ray angiography, and has the potential to provide health care professionals with an alternative to diagnose and manage patients with vascular disease.

About EPIX

EPIX Medical, based in Cambridge, MA, is a specialty pharmaceutical company and a worldwide leader in the discovery and development of targeted MRI contrast agents for the diagnosis and clinical management of disease.  The Company believes that MS-325, its lead product under development, has the potential to be an alternative to invasive X-ray angiography as the diagnostic standard of care for vascular imaging.  Schering AG, the market leader in MRI contrast agent sales worldwide, is the development and marketing partner for MS-325.  EPIX is also collaborating with Schering AG on the development of its second drug candidate, EP-2104R, for detecting blood clots throughout the body using MRI, and the companies have established a research partnership for the discovery of novel drugs for use with MRI.  To receive the latest EPIX news and other corporate developments, please visit the EPIX Medical website at www.epixmed.com.

This news release contains forward-looking statements based on current expectations of the Company’s management.  Such statements are subject to risks and uncertainties which could cause actual results to differ from those projected, including risks and uncertainties related to the conduct of, and results obtained from, our clinical trials, the likelihood of marketing approval by the FDA, our dependence on corporate collaborations, our ability to develop multiple applications for our products and technologies, market acceptance of our products, reimbursement policies of third-party payors with respect to our products, competition and technological change.

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